Exhibit 99

News Release

Contact:	Sandi Noah	Paul DeSantis
	Communications	Chet Fox
	(216) 682-7011	Investor Relations
	sandi.noah@omnova.com	(216) 682-7003

OMNOVA Solutions Reports Adjusted EPS of $0.13 per Diluted Share
in Fourth Quarter 2015, up 30% Year-Over-Year

Full year adjusted EPS of $0.36 per diluted share, up 29% from last year’s $0.28 per diluted share

BEACHWOOD, OHIO, January 19, 2016 -

Fourth Quarter 2015 Highlights

•
The Company reported a fourth quarter 2015 net loss of $18.9 million, or $0.43 per share, compared with earnings of $5.1 million, or $0.11 per diluted share, in 2014. Fourth quarter 2015 results included $28.6 million of pretax charges related to restructuring actions and asset impairment.

•	Adjusted Income From Continuing Operations for the 2015 fourth quarter grew 31.1%, to $5.9 million, compared with $4.5 million in 2014. (See Tables A and B)

•
Adjusted Segment Operating Profit margins expanded by 300 basis points, to 10.1%, versus fourth quarter last year. Performance Chemicals and Engineered Surfaces Adjusted Segment Operating Profit Margins both exceeded 10% during the quarter. (See Tables A and B)

•
Strategic elements and action plans are now in place to continue to drive improved results including capacity and cost reductions, a strengthened Performance Chemicals commercial team, new processes to drive commercial and innovation excellence, and new products in key specialty lines of business.

•
Company expects fiscal 2016 to be another year of significant growth in Adjusted Diluted Earnings per Share, driven by cost reductions, margin expansion and accelerated growth in key specialty businesses, offsetting expected market declines primarily in paper.

- more -

OMNOVA Page 2

OMNOVA Solutions Inc. (NYSE: OMN) today announced Adjusted Income From Continuing Operations increased to $5.9 million, or $0.13 per diluted share, for the fourth quarter ended November 30, 2015, compared with fourth quarter 2014 Adjusted Income From Continuing Operations of $4.5 million, or $0.10 per diluted share. (See Tables A and B) The increase was driven primarily by year-over-year margin expansion across Performance Chemicals and Engineered Surfaces and growth in higher-margin specialty businesses, partially offset by lower volumes in oil & gas and paper.
During the fourth quarter of 2015, the Company recognized $28.6 million of pretax charges that are excluded from adjusted earnings (of which $26.4 million is non-cash) including charges associated with the continuation of restructuring initiatives announced earlier in 2015: plant closures; selling, general and administrative expense (SG&A) reductions; and key process improvements. The rest of the pretax charges are related to environmental remediation costs, expenses associated with the early redemption of $50 million of Senior Notes, and an asset impairment of $18.3 million related to OMNOVA's facility in India.
“During fiscal 2015, we took dramatic actions to position the Company for long-term success, and we are pleased with the early results. Many of these actions led directly to the significant profit increase during the fourth quarter," said Kevin McMullen, OMNOVA Solutions' Chairman and Chief Executive Officer. "Specifically, during the quarter we achieved volume growth in a number of our key specialty businesses including North American laminates, specialty coatings, construction materials and elastomeric modifiers. This capped off a year in which we delivered a 29% increase in Adjusted EPS versus fiscal 2014, driven by expanded margins, broad-based cost reductions and growth in key lines of our specialty businesses. At the same time, cash flow from operations for the 2015 fiscal year increased to $43.7 million, compared to $15.0 million last year. Contribution to improved profitability was broad based as Engineered Surfaces, Performance Materials (traditional core), and our higher-growth specialty chemical businesses all experienced increases, with the exception of oil & gas. Our oil & gas volumes were impacted by the difficult market conditions, although this business is still providing attractive returns.
"Our actions are closely tied to the execution of our strategic priorities of (1) accelerating growth in our higher-margin specialty businesses, (2) improving profitability and cash generation from our traditional core businesses, (3) improving return on assets, and (4) deploying a balanced capital allocation policy. Our improvement actions in Performance Chemicals have included closing two plants; repurposing manufacturing capacity; reducing the size of our workforce; re-engineering our processes to more effectively sell, market and develop products;

- more -

OMNOVA Page 3

and strengthening the capabilities of our commercial team. We have recently filled all of the key positions in our revamped Performance Chemicals organization, and we expect to see further positive impact as this new, strengthened team continues to gain traction.
"In our Performance Chemicals segment, fourth quarter volume in our traditional core Performance Materials business continued to be impacted by the decline in market demand for paper and a sluggish carpet market. However, the contribution to profit from Performance Materials for the quarter and the full year was positive and improved from last year," McMullen explained. "During the fourth quarter, we launched targeted pricing initiatives in Performance Chemicals. We are committed to these price increases and are confident we will see positive results over the next few months. These price increases, combined with our cost reduction initiatives, are expected to move our traditional core business closer to acceptable levels of profitability.
“Engineered Surfaces reported Adjusted Segment Operating Profit of $6.0 million for the quarter, compared to $6.6 million last year, including the effect of a year-over-year unfavorable $1.7 million net inventory valuation adjustment. Engineered Surfaces increased its profitability primarily through favorable mix, margin expansion, and good growth in the higher-margin laminates and films business lines, including retail store fixtures and recreational vehicle interiors. For the full year, Engineered Surfaces Adjusted Segment Operating Profit grew 20.0%, which was the fourth consecutive year of Adjusted Segment Operating Profit growth, reflecting the success of its specialization strategy. Engineered Surfaces Adjusted Segment Operating Profit margins for the full year grew to 9.7%, compared with 7.7% last year,” McMullen concluded.

Consolidated Results for the Fourth Quarter of Fiscal 2015
Net sales for the fourth quarter decreased $43 million, or 17.7%, to $200.0 million, compared with $243.0 million for the comparable quarter last year. Lower sales volume of $19.6 million, or 8.1%, was primarily related to the unfavorable market conditions in paper and oil & gas, partially offset by improved volumes in North American laminates, specialty coatings, construction materials, elastomeric modifiers, reinforcing rubber and antioxidants. Other contributors to the sales decline included $17.8 million, or 7.3%, of reduced pricing, driven primarily by contract-based index pricing in certain markets tied to raw material price declines, and $5.6 million, or 2.3%, of negative currency translation effects, primarily from the euro and Thai bhat.

- more -

OMNOVA Page 4

Gross profit in the fourth quarter of 2015 was $47.8 million, or 23.9% of net sales, compared to $48.5 million, or 20.0% of net sales, in the comparable quarter last year. The decrease in gross profit was due to the decline in volumes and foreign exchange, which were partially offset by cost reduction initiatives, higher margins, and mix, which drove the improved gross margin.
SG&A in the fourth quarter of 2015 was $27.6 million, down from $28.2 million in the fourth quarter of 2014, primarily reflecting the overall impact of the cost reduction initiatives, partially offset by increased investments in sales and marketing resources to support the higher-margin specialty lines of business. Overall, the Company continues to expect future SG&A benefits as the full impact of the restructuring actions is achieved.
Interest expense in the fourth quarter of 2015 was $7.8 million, down $1.9 million from the comparable quarter last year, reflecting a lower prepayment premium and reduced outstanding debt balances. In the fiscal 2015 fourth quarter, the Company paid $1.0 million as a prepayment premium, compared with a $2.0 million premium paid during the fourth quarter of fiscal 2014. The Company prepaid $50 million of debt in both the fourth quarter of fiscal 2015 and the fourth quarter of fiscal 2014.
Other expense (income), net was an expense of $2.0 million for the fourth quarter of 2015, compared to income of $0.8 million in the comparable quarter last year. Included in the fourth quarter of 2015 are expenses of $2.8 million related to an environmental provision and $0.9 million related to the Company’s operational and key process improvement initiatives, which were partially offset by interest income, currency transaction gains and other miscellaneous items of approximately $1.7 million collectively.
Income tax was a benefit of $1.3 million in the fourth quarter of 2015, compared to a benefit of $3.2 million in the fourth quarter of 2014. The 2015 tax benefit was due primarily to losses related to the Company’s restructuring expenses and debt repayment costs, which were partially offset by the non-deductible impairment charges. The benefit recorded during the fourth quarter of 2014 was from the reversal of a capital loss carryforward valuation allowance as a result of a change to OMNOVA’s corporate structure in Asia. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $107 million of U.S. federal net operating loss carryforwards and $112 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2034.
Cash provided by operations was $5.9 million in the fourth quarter of 2015, compared to $11.7 million last year, primarily reflecting the funding of the cost reduction initiatives. For the full 2015 fiscal year, cash provided by operating activities increased to $43.7 million from $15.0

- more -

OMNOVA Page 5

million for fiscal 2014. Working capital days at quarter end were 48, compared with 50 days for the fourth quarter of 2014. Consolidated Net Debt (debt less cash) was approximately flat compared with the prior year, reflecting good cash generation from operations offset by an acquisition, the cash portion of the restructuring initiatives, and stock purchases as part of the Company’s share buy-back program.

Performance Chemicals Segment Results
Net sales during the fourth quarter of 2015 decreased $40.3 million, or 22.2%, to $141.1 million, compared with $181.4 million last year. Of this decrease, $17.9 million, or 9.9%, was primarily from contract-based index pricing declines in certain markets related to the lower raw material costs. Net sales in the quarter also were impacted by volume declines of $17.7 million, or 9.8%, driven primarily by market weakness in paper, carpet and oil & gas. Unfavorable currency translation effects reduced sales by $4.7 million, or 2.6%. These declines were partially offset by volume increases in the Specialty Chemicals businesses of coatings, construction materials and elastomeric modifiers, and in the Performance Materials businesses of reinforcing resins and antioxidants.
Despite the decline in sales, Adjusted Segment Operating Profit rose 34% to $14.2 million for the fourth quarter of 2015, compared to $10.6 million for the same period in 2014. (See Tables A and B) Adjusted Segment Operating Profit margins continued to increase during the quarter as favorable mix, cost initiatives and lower raw material costs more than offset the lower selling prices and reduced volumes. Declines in the euro negatively impacted Adjusted Segment Operating Profit by approximately $0.4 million. The Company recorded an unfavorable net inventory valuation adjustment of $0.9 million for the fourth quarter of fiscal 2015, compared to an unfavorable net inventory valuation adjustment of $2.6 million in the year-ago quarter.
Volumes improved in key specialty markets including coatings, elastomeric modifiers and construction materials. However, in total, Specialty Chemicals product line volumes declined modestly, primarily as a result of the negative impact of market conditions in oil & gas. Overall, Specialty Chemicals sales decreased $13.5 million, to $63.1 million, for the fourth quarter of 2015, compared with $76.6 million for the comparable period last year. The decrease was driven by $4.0 million of reductions in pricing, primarily associated with declining raw material costs; $6.4 million from lower volume, primarily associated with oil & gas, partially offset by certain higher-growth specialty product lines; and unfavorable currency translation effects of $3.1 million. For the quarter, the contribution to profit from Specialty Chemicals, excluding oil &

- more -

OMNOVA Page 6

gas, was up significantly year-over-year, reflecting margin increases, improved mix and cost reductions.
For the full year, the Specialty Chemicals product lines of nonwovens, coatings, elastomeric modifiers, and home and personal care delivered positive volume growth.
Performance Materials product line sales decreased $26.7 million, to $78.1 million, for the fourth quarter of 2015, compared with $104.8 million for the comparable period last year. The decrease from the prior year quarter was due to $13.9 million of reduced pricing tied to indexed contracts and lower raw material costs, $1.6 million from unfavorable currency translation effects, and $11.3 million in lower volumes. Paper volume was down 21.0% from the prior year quarter, primarily as a result of the closure of a customer’s mill at the end of 2014 and the ongoing market decline in the North American paper market. Carpet volume was also down in the quarter, reflecting sluggish end market sales. Despite the reduced volume, the contribution to profit from Performance Materials was positive and increased on both a quarterly and total year basis, compared with the prior-year periods, as a result of cost reduction initiatives and raw material declines. The benefits from the closure of the Company’s Calhoun, Georgia manufacturing facility are expected to begin at the end of the second quarter of fiscal 2016 as that facility is converted to a distribution center to support carpet and other chemical customers in the southeast.

Engineered Surfaces Segment Results
Net sales were $58.9 million during the fourth quarter of 2015, a decrease of $2.7 million, or 4.4%, compared with $61.6 million in the comparable quarter last year. Pricing and mix were flat, foreign currency translation was unfavorable by $0.9 million, and volume declined by $1.9 million. The decreased volume was due primarily to lower sales in Thailand and China, partially offset by increased sales in North American laminates.
Adjusted Segment Operating Profit was $6.0 million for the fourth quarter of 2015, compared with $6.6 million last year. (See Tables A and B) The year-over-year decrease was due to an unfavorable net inventory valuation adjustment. The Company recorded an unfavorable net inventory valuation adjustment of $0.9 million for the fourth quarter of fiscal 2015, compared to a favorable net inventory valuation adjustment of $0.8 million in the year-ago quarter. Excluding the net inventory valuation adjustment, the increase in profitability was due primarily to margin expansion and favorable mix, partially offset by the volume declines.
Laminates and Performance Films product line sales were $37.0 million in the fourth quarter of 2015, a decrease of $0.5 million compared with last year. North American laminates

- more -

OMNOVA Page 7

sales were up, with continued growth in several key markets including retail store fixtures, food service, flooring and RV. While sales of films declined slightly, contribution to profit improved considerably as a result of actions focused on shedding low margin business and cost reduction initiatives. The Laminates and Performance Films product line is beginning to capture new business in the domestic luxury vinyl tile market, the fastest growing flooring segment in North America.
Global Coated Fabrics product line sales were $21.9 million in the fourth quarter of 2015, down $2.2 million compared with the same period last year. The decline was due primarily to the weakness in Thailand and the Chinese automotive market. For the longer term, the Company expects the Chinese auto market to grow and is making significant headway with new customers.

Outlook
“We created positive momentum in 2015 in spite of challenging market conditions, and we continue to execute our value-creating strategy with the critical elements and action plans necessary to succeed now in place,” McMullen said. “These actions are already positively impacting our margins and we are confident that they will continue to result in significant long-term sustainable improvement in our business performance."
Further improvements are expected from the closure of the Calhoun, Georgia plant, which is anticipated at the end of the second quarter; pricing, for which negotiations are generally expected to conclude by the end of the first quarter; and accelerated growth in the specialty businesses. The Company expects its strategic growth initiatives and cost reductions to result in 2016 being another year of significant growth in Adjusted Diluted Earnings per Share.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 19, 2016, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, February 9, 2016. A telephone replay will also be available beginning at 1:00 p.m. ET on January 19, 2016, and ending at 11:59 p.m. ET on February 9, 2016. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 382049.

- more -

OMNOVA Page 8

Non-GAAP and Other Financial Matters

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net (Loss) Income

	Three Months Ended		Year Ended
	November 30,		November 30,
(Dollars in millions)	2015	2014	2015	2014
Net Sales
Performance Chemicals
Performance Materials	$78.1	$104.8	$331.0	$423.9
Specialty Chemicals	63.0	76.6	277.1	322.6
Total Performance Chemicals	$141.1	$181.4	$608.1	$746.5
Engineered Surfaces
Coated Fabrics	$21.9	$24.1	$87.8	$98.4
Laminates and Performance Films	37.0	37.5	142.1	142.7
Total Engineered Surfaces	58.9	61.6	229.9	241.1
Inter-segment sales	—	—	—	(.2)
Total Net Sales	$200.0	$243.0	$838.0	$987.4
Segment Operating (Loss) Profit
Performance Chemicals	$(11.5)	$9.1	$15.9	$46.2
Engineered Surfaces	4.7	7.0	18.9	19.2
Interest expense	(7.8)	(9.7)	(28.3)	(32.9)
Corporate expense	(5.0)	(3.7)	(23.7)	(20.0)
Shareholder activist costs	—	—	(1.9)	—
Operational improvement costs	—	—	(0.4)	—
Asset impairment	—	—	(0.6)	—
Debt issuance costs write-off	(.6)	—	(0.6)	(.8)
Acquisition and integration related expenses	—	(.8)	(0.4)	—
(Loss) Income From Continuing Operations Before Income Taxes	(20.2)	1.9	(21.1)	11.7
Income tax benefit	1.3	3.2	2.4	.4
(Loss) income from continuing operations	(18.9)	5.1	(18.7)	12.1
Discontinued operations, net of tax	—	—	.9	(.6)
Net (Loss) Income	$(18.9)	$5.1	$(17.8)	$11.5
Depreciation and amortization	$10.1	$8.5	$34.0	$34.8
Capital expenditures	$8.7	$10.2	$24.0	$29.8

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Adjusted EBIT, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Presented on Tables C and D is the Company's Net Leverage Ratio calculation (Net Debt / Adjusted EBITDA). Presented on Table E is the Company's Adjusted Return on Invested Capital calculation (Adjusted Net Operating Profit After Tax / Total Debt and Equity). The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

- more -

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended November 30, 2015

Table A - Reconciliation of Segment Sales and Operating Profit to Adjusted Segment Operating Profit and Adjusted Income from Continuing Operations

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales	$141.1	$58.9	$—	$200.0

Segment Operating Profit / Corporate Expense	$(11.5)	$4.7	$(5.6)	$(12.4)
Interest Expense	—	—	(7.8)	(7.8)
(Loss) Income From Continuing Operations Before Income Taxes	$(11.5)	$4.7	$(13.4)	$(20.2)
Management Excluded Items
Restructuring and severance	.7	1.0	—	1.7
Accelerated depreciation on production transfer	2.9	—	—	2.9
Operational improvements costs	.9	—	—	.9
Environmental costs	2.8	—	—	2.8
Debt issuance costs write-off	—	—	.6	.6
Other financing costs	—	—	1.0	1.0
Asset impairment, facility closure costs and other	18.4	.3	—	18.7
Subtotal for Management Excluded Items	25.7	1.3	1.6	28.6
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$14.2	$6.0	$(11.8)	$8.4
Tax Expense (30% rate)*				(2.5)
Adjusted Income From Continuing Operations				$5.9
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.13

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	10.1%	10.2%
Segment / Corporate Capital Expenditures	$4.9	$2.8	$1.0	$8.7

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$14.2	$6.0	$(11.8)	$8.4
Unallocated Corporate Interest Expense excluding debt premium	—	—	6.8	6.8
Segment / Consolidated Adjusted EBIT	14.2	6.0	(5.0)	15.2
Depreciation and Amortization excluding accelerated depreciation	5.4	1.6	.2	7.2
Segment / Consolidated Adjusted EBITDA	$19.6	$7.6	$(4.8)	$22.4

Adjusted EBITDA as a % of sales	13.9%	12.9%		11.2%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended November 30, 2014

Table B - Reconciliation of Segment Sales and Operating Profit to Adjusted Segment Operating Profit and Adjusted Income from Continuing Operations

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales	$181.4	$61.6	$—	$243.0

Segment Operating Profit / Corporate Expense	$9.1	$7.0	$(4.5)	$11.6
Interest Expense	—	—	(9.7)	(9.7)
Income (Loss) From Continuing Operations Before Income Taxes	9.1	7.0	(14.2)	1.9
Management Excluded Items
Restructuring and severance	.1	—	—	.1
Accelerated depreciation on production transfer	.4	—	—	.4
Environmental costs	1.0	—	—	1.0
Gain on settlement of note receivable	—	(.4)	—	(.4)
Debt issuance costs write-off	—	—	.8	.8
Asset impairment, facility closure and other	—	—	.2	.2
Other financing costs	—	—	2.4	2.4
Subtotal for Management Excluded Items	1.5	(.4)	3.4	4.5
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$10.6	$6.6	$(10.8)	$6.4
Tax Expense (30% rate)*				(1.9)
Adjusted Income From Continuing Operations				$4.5
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.10

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	5.8%	10.7%
Segment / Corporate Capital Expenditures	$7.5	$2.0	$.7	$10.2

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$10.6	$6.6	$(10.8)	$6.4
Unallocated Corporate Interest Expense excluding debt premium	—	—	7.7	7.7
Segment / Consolidated Adjusted EBIT	10.6	6.6	(3.1)	14.1
Depreciation and Amortization excluding accelerated depreciation	6.3	1.5	.2	8.0
Segment / Consolidated Adjusted EBITDA	$16.9	$8.1	$(2.9)	$22.1

Adjusted EBITDA as a % of sales	9.3%	13.1%		9.1%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Twelve Months Ended November 30, 2015

Table C - Reconciliation of Segment Sales and Operating Profit to Adjusted Segment Operating Profit and Adjusted Income from Continuing Operations

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales	$608.1	$229.9	$—	$838.0

Segment Operating Profit / Corporate Expense	$15.9	$18.9	$(27.6)	$7.2
Interest Expense	—	—	(28.3)	(28.3)
Income (loss) From Continuing Operations Before Income Taxes	15.9	18.9	(55.9)	(21.1)
Management Excluded Items
Restructuring and severance	4.3	1.5	.1	5.9
Accelerated depreciation on production transfer	5.8	—	—	5.8
Operational improvements costs	5.0	—	.4	5.4
Acquisition and integration related expense	—	—	.4	.4
Environmental costs	2.8	.2	—	3.0
Debt issuance costs write-off	—	—	.6	.6
Other financing costs	—	—	1.0	1.0
Shareholder activist costs	—	—	1.9	1.9
Asset impairment, facility closure costs and other	18.4	1.6	.6	20.6
Subtotal for Management Excluded Items	36.3	3.3	5.0	44.6
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$52.2	$22.2	$(50.9)	$23.5
Tax Expense (30% rate)*				$(7.0)
Adjusted Income From Continuing Operations				$16.5
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.36

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	8.6%	9.7%
Segment / Corporate Capital Expenditures	$12.6	$8.5	$2.9	$24.0

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$52.2	$22.2	$(50.9)	$23.5
Unallocated Corporate Interest Expense excluding debt premium	—	—	27.3	27.3
Segment / Consolidated Adjusted EBIT	52.2	22.2	(23.6)	50.8
Depreciation and Amortization excluding accelerated depreciation	21.1	6.0	1.1	28.2
Segment / Consolidated Adjusted EBITDA	$73.3	$28.2	$(22.5)	$79.0

Adjusted EBITDA as a % of sales	12.1%	12.3%		9.4%

Net Leverage
Total short and long-term debt				$356.7
Less Cash				(44.9)
Net Debt (Debt less Cash)				$311.8

Net Leverage Ratio**				3.95x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Twelve Months Ended November 30, 2014

Table D - Reconciliation of Segment Sales and Operating Profit to Adjusted Segment Operating Profit and Adjusted Income from Continuing Operations

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales (Inter-group eliminations)	$746.5	$241.1	$(.2)	$987.4

Segment Operating Profit / Corporate Expense	$46.2	$19.2	$(20.8)	$44.6
Interest Expense	—	—	(32.9)	(32.9)
Income (Loss) From Continuing Operations Before Income Taxes	46.2	19.2	(53.7)	11.7
Management Excluded Items
Restructuring and severance	.5	.2	—	.7
Accelerated depreciation on production transfer	2.2	—	—	2.2
Environmental costs	1.0	—	—	1.0
Gain on settlement of note receivable	—	(1.1)	—	(1.1)
Debt issuance costs write-off	—	—	.8	.8
Other financing costs	—	—	2.4	2.4
Asset impairment, facility closure costs and other	—	.2	.6	.8
Subtotal for Management Excluded Items	3.7	(.7)	3.8	6.8
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$49.9	$18.5	$(49.9)	$18.5
Tax Expense (30% rate)*				(5.6)
Adjusted Income From Continuing Operations				$12.9
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.28

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	6.7%	7.7%
Segment / Corporate Capital Expenditures	$21.8	$6.7	$1.3	$29.8

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$49.9	$18.5	$(49.9)	$18.5
Unallocated Corporate Interest Expense excluding debt premium	—	—	30.9	30.9
Segment / Consolidated Adjusted EBIT	49.9	18.5	(19.0)	49.4
Depreciation and Amortization excluding accelerated depreciation	25.8	6.1	.6	32.5
Segment / Consolidated Adjusted EBITDA	$75.7	$24.6	$(18.4)	$81.9

Adjusted EBITDA as a % of sales	10.1%	10.2%		8.3%

Net Leverage
Total short and long-term debt				$412.0
Less Cash				(99.5)
Net Debt (Debt less Cash)				$312.5

Net Leverage Ratio**				3.82x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA Solutions Inc.
Non-GAAP and other Financial Matters (Continued)
Twelve Months Ended November 30, 2015 and 2014

Table E - Adjusted Return on Invested Capital

Adjusted Net Operating Profit after Tax	2015	2014
Adjusted Income from Continuing Operations	$16.5	$12.9
Interest add back excluding debt premium	27.3	30.9
Tax Effect of Interest add back*	(8.2)	(9.3)
Total Adjusted Net Operating Profit after Tax	$35.6	$34.5

Debt and Equity
Short-term Debt	$2.5	$5.6
Senior Notes	150.0	200.0
Long-term Debt	204.2	206.4
Total Shareholders' Equity	109.1	150.5
Total Debt and Equity	$465.8	$562.5

Adjusted Return on Invested Capital	7.6%	6.1%

*Tax rate is based on the Company's estimated normalized annual effective tax rate

OMNOVA Page 14

Notice on Forward-Looking Statements
This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements, involve risks and uncertainties. Many risks and uncertainties are inherent in business generally. Other risks and uncertainties are more specific to the Company’s businesses and strategy, or to any new businesses the Company may enter into or acquire. There also may be risks and uncertainties not currently known to the Company. The occurrence of any such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations or assets as well as the Company's results. In some cases, such impact could be material. Certain risks and uncertainties facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein. All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

- more -

OMNOVA Page 15

The Company's actual results and the value of your investment in OMNOVA may differ, perhaps materially, from expectations due to a number of risks and uncertainties including, but not limited to: (1) the Company's exposure to general economic, business, and industry conditions; (2) the risk of doing business in foreign countries and markets; (3) changes in raw material prices and availability; (4) the highly competitive markets the Company serves and continued consolidations among its customer base; (5) extraordinary events such as natural disasters, political disruptions, terrorist attacks and acts of war; (6) extensive and increasing governmental regulation, including environmental, health and safety regulations; (7) the Company's failure to protect its intellectual property or defend itself from intellectual property claims; (8) claims and litigation; (9) changes in accounting policies, standards, and interpretations; (10) the actions of activist shareholders; (11) the Company's inability to achieve or achieve in a timely manner the objectives and benefits of cost reduction initiatives; (12) the Company's ability to develop and commercialize new products at competitive prices; (13) the concentration of OMNOVA's Performance Chemicals business among several large customers; (14) the creditworthiness of the Company's customers; (15) the failure of a joint venture partner to meet its commitments; (16) the Company's ability to identify and complete strategic transactions; (17) the Company’s ability to successfully integrate acquired companies; (18) unanticipated capital expenditures; (19) risks associated with the use, production, storage, and transportation of chemicals; (20) information system failures and breaches in security; (21) continued increases in healthcare costs; (22) the Company's ability retain or attract key employees; (23) the Company's ability to renew collective bargaining agreements with employees on acceptable terms and the risk of work stoppages; (24) the Company's contribution obligations under its U.S. pension plan; (25) the Company's reliance on foreign financial institutions to hold some of its funds; (26) the effect of goodwill impairment charges; (27) the volatility in the market price of the Company’s common shares; (28) the Company's substantial debt position; (29) the decision to incur additional debt; (30) the operational and financial restrictions contained in the Company's indenture; (31) a default under the Company's term loan or revolving credit facility; and (32) the Company's ability to generate sufficient cash to service its outstanding debt.
OMNOVA Solutions provides greater detail regarding these risks and uncertainties in its 2014 Form 10-K and subsequent filings, which are available online at www.omnova.com and www.sec.gov.

- more -

OMNOVA Page 16

OMNOVA Solutions Inc. is a global innovator of performance-enhancing chemistries and surfaces used in products for a variety of commercial, industrial and residential applications. As a strategic business-to-business supplier, OMNOVA provides The Science in Better Brands, with emulsion polymers, specialty chemicals, and functional and decorative surfaces that deliver critical performance attributes to top brand-name, end-use products sold around the world. OMNOVA’s sales for the fiscal year ended November 30, 2015, were $838 million. The Company has a global workforce of approximately 2,300. Visit OMNOVA Solutions on the internet at www.omnova.com.

- more -

OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	November 30,		November 30,
	2015	2014	2015	2014
Net Sales	$200.0	$243.0	$838.0	$987.4
Cost of goods sold (exclusive of depreciation)	152.2	194.5	644.1	788.0
Gross Profit	47.8	48.5	193.9	199.4

Selling, general and administrative	27.6	28.2	119.3	120.2
Depreciation and amortization	10.1	8.5	34.0	34.8
Asset impairment	18.3	—	19.4	—
Loss on sale of assets	.2	.1	.2	.5
Restructuring and severance	1.4	.1	5.9	.9
Interest expense	7.8	9.7	28.3	32.9
Debt issuance costs write-off	.6	.8	.6	.8
Acquisition and integration related expense	—	—	.4	—
Other expense (income), net	2.0	(.8)	6.9	(2.4)
	68.0	46.6	215.0	187.7
(Loss) Income From Continuing Operations Before Income Taxes	(20.2)	1.9	(21.1)	11.7
Income tax benefit	1.3	3.2	2.4	.4
(Loss) Income From Continuing Operations	(18.9)	5.1	(18.7)	12.1
Discontinued Operations
Gain (loss) from discontinued operations, net of tax	—	—	.9	(.6)
Net (Loss) Income	$(18.9)	$5.1	$(17.8)	$11.5
(Loss) Income Per Share - Basic and Diluted
(Loss) income per share - continuing operations	$(.43)	$.11	$(.41)	$.26
Income (loss) per share - discontinued operations	—	—	.02	(.01)
Basic and Diluted (Loss) Income Per Share	$(.43)	$.11	$(.39)	$.25

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(Dollars in Millions, Except Per Share Data)

	November 30, 2015	November 30, 2014
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$44.9	$99.5
Accounts receivable, net	105.3	135.7
Inventories	81.9	92.7
Prepaid expenses and other	18.1	21.0
Deferred income taxes - current	—	7.0
Total Current Assets	250.2	355.9
Property, plant and equipment, net	215.6	238.4
Trademarks and other intangible assets, net	60.9	66.4
Goodwill	80.8	85.4
Deferred income taxes - non-current	67.8	68.2
Deferred financing fees	4.7	7.0
Other assets	7.2	7.9
Total Assets	$687.2	$829.2
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$2.5	$5.6
Accounts payable	77.6	94.3
Accrued payroll and personal property taxes	25.0	17.8
Employee benefit obligations	3.2	2.9
Accrued interest	1.1	1.4
Other current liabilities	3.1	1.8
Total Current Liabilities	112.5	123.8
Senior notes	150.0	200.0
Long-term debt - other	204.2	206.4
Postretirement benefits other than pensions	6.9	6.6
Pension liabilities	84.9	110.8
Deferred income taxes - non-current	9.5	21.6
Other liabilities	10.1	9.5
Total Liabilities	578.1	678.7
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized, 48.3 million shares issued as of November 30, 2015 and 2014	4.8	4.8
Additional contributed capital	339.7	338.5
Retained deficit	(73.9)	(56.1)
Treasury stock at cost; 3.5 million and 1.0 million shares at November 30, 2015 and 2014, respectively	(25.6)	(7.9)
Accumulated other comprehensive loss	(135.9)	(128.8)
Total Shareholders’ Equity	109.1	150.5
Total Liabilities and Shareholders’ Equity	$687.2	$829.2

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)

	Three Months Ended		Year Ended
	November 30,		November 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)	(Audited)
Operating Activities
Net (loss) income	$(18.9)	$5.1	$(17.8)	$11.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss on disposal of fixed assets	.2	—	.2	.5
Depreciation and amortization	10.1	8.5	34.0	34.8
Amortization and write-off of deferred financing fees	1.1	1.5	2.8	3.3
Impairment of long-lived assets	18.3	—	19.4	—
Non-cash stock compensation expense	.7	.6	2.4	2.7
Provision for uncollectible accounts	—	—	.2	.3
Provision for obsolete inventories	(.3)	1.0	—	.2
Deferred income taxes	(5.9)	(5.1)	(5.9)	(5.1)
Other	—	(.1)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2.3)	2.0	11.6	(12.3)
Inventories	6.7	7.3	2.5	(6.8)
Other current assets	.2	(7.4)	9.4	(8.1)
Current liabilities	(7.6)	(3.1)	(3.6)	.2
Other non-current assets	14.8	(15.8)	11.6	(17.3)
Other non-current liabilities	(11.0)	17.3	(18.4)	15.2
Contributions to defined benefit plan	(.2)	(.1)	(4.7)	(4.1)
Net Cash Provided By Operating Activities	5.9	11.7	43.7	15.0
Investing Activities
Capital expenditures	(8.7)	(10.2)	(24.0)	(29.8)
Proceeds from notes receivable	—	—	—	2.3
Acquisitions of business, less cash acquired	—	—	(5.0)	—
Proceeds from insurance settlements	—	2.4	—	2.4
Proceeds from asset sales	—	.1	—	.1
Net Cash (Used In) Investing Activities	(8.7)	(7.7)	(29.0)	(25.0)
Financing Activities
Repayment of debt obligations	(50.6)	(50.5)	(52.5)	(52.0)
Short-term debt borrowings	12.9	7.8	25.2	23.3
Short-term debt payments	(12.4)	(6.1)	(26.8)	(22.7)
Purchase of treasury shares	(6.4)	(1.4)	(18.6)	(1.4)
Cash received from exercise of stock options	—	—	—	.3
Net Cash (Used In) Financing Activities	(56.5)	(50.2)	(72.7)	(52.5)
Effect of exchange rate changes on cash	2.6	(1.5)	3.4	(2.9)
Net (Decrease) Increase In Cash And Cash Equivalents	(56.7)	(47.7)	(54.6)	(65.4)
Cash and cash equivalents at beginning of period	101.6	147.2	99.5	164.9
Cash And Cash Equivalents At End Of Period	$44.9	$99.5	$44.9	$99.5